wpdoc2\nsar\1999\137-77D.doc
6/2/99
NAME OF REGISTRANT:
Franklin Investors Securities Trust
File No. 811-4986

EXHIBIT ITEM No. 77D: Policies with respect to security investments

April 15, 1999 supplement to the Registrant's prospectus for the Franklin Global Government Income Fund, Franklin Short-
Intermediate U.S. Government Securities Fund, Franklin
Convertible Securities Fund and Franklin Equity Income Fund
(series of the registrant):

FIST1 *P

                 SUPPLEMENT DATED APRIL 15, 1999
                      TO THE PROSPECTUS OF
               FRANKLIN INVESTORS SECURITIES TRUST
(FIST1 - Franklin Global Government Income Fund, Franklin Short-
     Intermediate U.S. Government Securities Fund, Franklin
  Convertible Securities Fund and Franklin Equity Income Fund)
                       dated March 1, 1999


The prospectus is amended to replace the fourth paragraph under "Franklin Convertible Securities Fund - Goal and Strategies -
Principal Investments" with the following:

     The fund may invest up to 100% of its total assets in securities that are below investment grade. Investment grade securities are rated in one of the top four ratings categories by independent rating organizations such as Standard & Poor's Corporation (S&P) and Moody's Investors Service, Inc. (Moody's). The fund will not invest more than 10% of its total assets in securities rated below B by Moody's or S&P or unrated securities of comparable quality. Generally, lower rated securities pay higher yields than more highly rated securities to compensate investors for the higher risk.


        Please keep this supplement for future reference.